EXHIBIT 10.4

Sirna Therapeutics, Inc.
Notice of Grant of Stock Options	ID:
And Option Agreement	185 Berry Street, Suite 6504
San Francisco, CA 94107

[NAME]	Option Number:
[ADDRESS]	Plan:	2005
[ADDRESS]	ID:

Effective                                         , you have been granted a(n) [Incentive Stock Option][Nonqualified Stock Option] to buy                      shares of Sirna Therapeutics, Inc. (the Company) stock at $                     per share.
The total option price of the shares granted is $                                        .
Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration

By your signature and the Company’s signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company’s Stock Option Plan as amended and the Option Agreement, all of which are attached and made a part of this document.

Sirna Therapeutics, Inc.	Date

[NAME]	Date